EXHIBIT 3

                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               October 17, 1999

                                     among

                            COMAIR HOLDINGS, INC.,

                             DELTA AIR LINES, INC.

                                      and

                              KENTUCKY SUB, INC.



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                               TABLE OF CONTENTS

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                                                                            PAGE
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                                   ARTICLE 1
                                   THE OFFER

SECTION 1.01.  The Offer......................................................1
SECTION 1.02.  Company Action.................................................3
SECTION 1.03.  Directors......................................................4

                                   ARTICLE 2
                                  THE MERGER

SECTION 2.01.  The Merger.....................................................5
SECTION 2.02.  Conversion of Shares...........................................6
SECTION 2.03.  Surrender and Payment..........................................6
SECTION 2.04.  Dissenting Shares..............................................7
SECTION 2.05.  Stock Options..................................................8
SECTION 2.06.  Withholding Rights.............................................8

                                   ARTICLE 3
                             THE SURVIVING COMPANY

SECTION 3.01.  Articles of Incorporation......................................9
SECTION 3.02.  Bylaws.........................................................9
SECTION 3.03.  Directors and Officers.........................................9

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power..................................9
SECTION 4.02.  Corporate Authorization.......................................10
SECTION 4.03.  Governmental Authorization....................................10
SECTION 4.04.  Non-Contravention.............................................11
SECTION 4.05.  Capitalization................................................12
SECTION 4.06.  Subsidiaries..................................................13
SECTION 4.07.  SEC Filings...................................................14
SECTION 4.08.  Permits; Compliance...........................................14
SECTION 4.09.  Financial Statements..........................................15
SECTION 4.10.  Disclosure Documents..........................................15
SECTION 4.11.  Absence of Certain Changes....................................16
SECTION 4.12.  No Undisclosed Material Liabilities...........................18


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                                                                            PAGE
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SECTION 4.13.  Litigation....................................................19
SECTION 4.14.  Taxes.........................................................19
SECTION 4.15.  ERISA.........................................................20
SECTION 4.16.  Compliance with Laws..........................................22
SECTION 4.17.  Finders' Fees.................................................22
SECTION 4.18.  Environmental Matters.........................................22
SECTION 4.19.  Assets........................................................23
SECTION 4.20.  Labor Matters.................................................24
SECTION 4.21.  Material Contracts............................................25
SECTION 4.22.  Insurance.....................................................26
SECTION 4.23.  Year 2000 Readiness...........................................26
SECTION 4.24.  Anti-takeover Statutes........................................26

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 5.01.  Corporate Existence and Power.................................27
SECTION 5.02.  Corporate Authorization.......................................27
SECTION 5.03.  Governmental Authorization....................................27
SECTION 5.04.  Non-Contravention.............................................28
SECTION 5.05.  Disclosure Documents..........................................28
SECTION 5.06.  Financing.....................................................29
SECTION 5.07.  Finders' Fees.................................................29

                                   ARTICLE 6
                           COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company........................................29
SECTION 6.02.  Shareholder Meeting; Proxy Material; Subsequent Determinations34
SECTION 6.03.  Access to Information.........................................35
SECTION 6.04.  Other Offers..................................................35
SECTION 6.05.  Notices of Certain Events.....................................37

                                   ARTICLE 7
                              COVENANTS OF BUYER

SECTION 7.01.  Obligations of Merger Subsidiary..............................37
SECTION 7.02.  Voting of Shares..............................................37
SECTION 7.03.  Director and Officer Liability................................37
SECTION 7.04.  Employee Benefits.............................................38


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                                                                            PAGE
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                                   ARTICLE 8
                      COVENANTS OF BUYER AND THE COMPANY

SECTION 8.01.  Reasonable Best Efforts.......................................38
SECTION 8.02.  Certain Filings...............................................38
SECTION 8.03.  Public Announcements..........................................39
SECTION 8.04.  Further Assurances............................................39

                                   ARTICLE 9
                           CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party...................39

                                  ARTICLE 10
                                  TERMINATION

SECTION 10.01.  Termination..................................................40
SECTION 10.02.  Effect of Termination........................................41

                                  ARTICLE 11
                                 MISCELLANEOUS

SECTION 11.01.  Notices......................................................42
SECTION 11.02.  Survival of Representations and Warranties...................43
SECTION 11.03.  Amendments; No Waivers.......................................43
SECTION 11.04.  Fees and Expenses............................................43
SECTION 11.05.  Successors and Assigns.......................................45
SECTION 11.06.  Governing Law................................................45
SECTION 11.07.  Jurisdiction.................................................45
SECTION 11.08.  WAIVER OF JURY TRIAL.........................................45
SECTION 11.09.  Counterparts; Effectiveness; Benefit.........................45
SECTION 11.10.  Entire Agreement.............................................46
SECTION 11.11.  Captions.....................................................46
SECTION 11.12.  Severability.................................................46
SECTION 11.13.  Specific Performance.........................................46
SECTION 11.14.  Definitions..................................................46


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                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of October 17, 1999 among Comair Holdings, Inc., a Kentucky corporation (the "Company"), Delta Air Lines, Inc., a Delaware corporation ("Buyer"), and Kentucky Sub, Inc., a Kentucky corporation and an indirect wholly-owned subsidiary of Buyer ("Merger Subsidiary").

         WHEREAS, of the shares of common stock, no par value, of the Company ("Shares") outstanding as of the date hereof, Buyer and its affiliates own an aggregate of 21,072,655 Shares;

         WHEREAS, Buyer and Merger Subsidiary wish to consummate the transactions contemplated by this Agreement pursuant to which, subject to the terms and conditions set forth in this Agreement, the Merger Subsidiary will merge with and into the Company and the Company will become an indirect, wholly owned-subsidiary of Buyer;

         WHEREAS, the Board of Directors of the Company (the "Company's Board") has unanimously approved this Agreement and the transactions contemplated hereby and has unanimously determined that each of the Offer and the Merger (each as defined herein) are fair to, and in the best interests of, the Company and the holders of Shares (other than Buyer and its Affiliates) and recommended the acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company; and

         WHEREAS, the Board of Directors of Buyer (on its own behalf and as the beneficial owner of all of the capital stock of Merger Subsidiary) has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1
                                   THE OFFER

         SECTION 1.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding Shares at a price of $23.50 per Share, net to the seller in cash.


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         The Offer shall be subject to the condition that immediately prior to the expiration of the Offer there shall have been validly tendered and not withdrawn a number of Shares which, together with the Shares then owned by Buyer and its Affiliates, represents at least two-thirds of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that (x) the Minimum Condition may only be waived with the prior written consent of the Company and (y) no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or amends the terms and conditions of the Offer in a manner adverse to the Company or to the holders of Shares. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer (the initial scheduled expiration date being 20 business days following the commencement of the Offer computed in accordance with the rules of the Securities and Exchange Commission (the "SEC")), any of the conditions to the Offer shall not have been satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. So long as this Agreement is in effect and the condition to the Offer set forth in clause (y) of the first paragraph of Annex I has not been satisfied or waived, Merger Subsidiary shall (unless there shall exist an Acquisition Proposal at such time, in which event Merger Subsidiary shall have the option of not extending the Offer) extend the Offer from time to time for a period or successive periods not to exceed 10 business days each after the previously scheduled expiration date of the Offer.

         For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (b) As soon as practicable on the date of commencement of the Offer, Buyer and Merger Subsidiary shall file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer. The Schedule 13E-3, the Schedule 14D-1 and the related offer to purchase and letter of transmittal, together with any supplements or amendments thereto, are collectively referred to herein as the "Offer Documents". The Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer and Merger Subsidiary each agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC

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and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 and Schedule 13E-3, and any amendments thereto, prior to their being filed with the SEC. Buyer and Merger Subsidiary will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Buyer or Merger Subsidiary may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal response of Buyer, Merger Subsidiary or their counsel.

         SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that the Company's Board, at a meeting duly called and held, has

               (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company and its shareholders (other than Buyer and its Affiliates),

              (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Chapter 271B of the Kentucky Business Corporation Act ("Kentucky Law"), which approval serves to render inapplicable to the Offer and the Merger the supermajority and disinterested shareholder voting requirements and the business combination restrictions set forth in Section 271B.12-200 through 271B.12-230 of the Kentucky Business Corporation Act (the "KBCA"), and

             (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders.

         The Company further represents that Morgan Stanley & Co. Incorporated has delivered to the Company's Board its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view (other than Buyer and its Affiliates). The Company has been advised that all of its directors and executive officers intend to tender their Shares (if any) pursuant to the Offer and to vote their Shares (if any) in favor of the Merger.

         The Company will promptly furnish or cause to be furnished to Buyer with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including,


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without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Buyer and Merger Subsidiary shall hold in confidence the information contained in such labels, listings and files, and shall use such information only in connection with the Offer and the Merger. Buyer will return such materials promptly if the Offer is not consummated.

          (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares in each case as and to the extent required by applicable Federal securities laws, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") and the Schedule 13E-3, containing (subject to the fiduciary duties of the Company's Board to the Company's shareholders under applicable law, as determined in good faith by the Board after receipt of advice from outside counsel) the recommendations of the Company's Board referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 and the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 or the Schedule 13E-3, as applicable, as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on each of the Schedule 14D-9 and the Schedule 13E-3 prior to its being filed with the SEC. The Company will provide Buyer and Merger Subsidiary and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 and the Schedule 13E-3 promptly after the receipt thereof and will provide Buyer and Merger Subsidiary and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Company or its counsel.

         SECTION 1.03. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board that equals the product of

               (i) the total number of directors on the Company's Board (giving effect to the election of any additional directors pursuant to this Section)

         multiplied by

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              (ii) the percentage that the number of Shares beneficially owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding;

and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company will use its best efforts to cause individuals designated by Buyer to constitute at least the same percentage as such individuals represent on the Company's Board of (A) each committee of the Company's Board and (B) each board of directors (and committee thereof) of each Subsidiary. Notwithstanding the foregoing, until the Effective Time (as defined below) the Company shall use its reasonable best efforts to cause at least two members of the Company's Board as of the date hereof who are not Affiliated or Associated (as defined under Kentucky
Law) with Buyer or Merger Subsidiary and are not officers or employees of the Company ("Independent Directors"), to remain members of the Company's Board until the Effective Time (as defined in Section 2.01(b)).

          (b) The Company's obligations to appoint designees to the Company's Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act") and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                   ARTICLE 2
                                  THE MERGER

         SECTION 2.01. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged (the "Merger") with and into the Company pursuant to all applicable requirements of Kentucky Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Company") and shall succeed to and assume all of the rights and obligations of Merger Subsidiary.

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file articles of merger ("Articles of Merger") with the Secretary of State of


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Kentucky and make all other filings or recordings required by Kentucky Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Kentucky or at such later time as is specified in the Articles of Merger (the "Effective Time").

          (c) The Merger shall have the effects set forth in Section 271B.11-060 of Kentucky Law.

         SECTION 2.02.  Conversion of Shares.  At the Effective Time:

          (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in paragraph (a) hereof or as provided in
Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $23.50 in cash or any higher price paid for a Share in the Offer, without interest (the "Merger Consideration"); and

          (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital stock of the Surviving Company.

         SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each certificate representing any such Shares shall, after the


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Effective Time, represent for all purposes, only the right to receive such
Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Company, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

         SECTION 2.04. Dissenting Shares. (a) Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and that are held by any shareholder who has properly exercised appraisal rights with respect thereto in accordance with Subtitle 13 of Kentucky Law (collectively, the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration. Holders of such Dissenting Shares shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Subtitle 13 of Kentucky Law; provided, however, that if such shareholder withdraws such shareholder's demand


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for appraisal or loses the right to such payment as provided in such Subtitle, such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

          (b) The Company shall give Buyer (i) prompt notice of any demands, notices or other instruments received by the Company pursuant to Subtitle 13 of Kentucky Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not, except with the prior written consent of Buyer, voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares or settle or offer to settle any such demands.

          (c) Dissenting Shares, if any, shall be canceled after payment of the amount the Company estimates to be the fair value thereof plus accrued interest thereon to the holder thereof in accordance with Kentucky Law.

         SECTION 2.05. Stock Options. (a) At the Effective Time, each option (an "Option") outstanding to purchase Shares under each of (x) the 1990 Stock Option Plan, (y) the 1992 Directors' Stock Option Plan and (z) the 1998 Stock Option Plan (the "Company Stock Option Plans"), that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated hereby) shall be canceled, and Buyer shall pay each such holder in cash at or promptly after the Effective Time for each such Option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Option by (B) the number of Shares to which such Option relates.

          (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Stock Option Plans) that are necessary to give effect to the transactions contemplated by
Section 2.05(a), and shall give written notice of the proposed cash-out of Options pursuant to Section 2.05(a) to each holder of an Option in accordance with the terms applicable to each Option.

         SECTION 2.06. Withholding Rights. Each of the Surviving Company and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Company or Buyer, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Company or Buyer, as the case may be, made such deduction and withholding.


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                                   ARTICLE 3
                             THE SURVIVING COMPANY

         SECTION 3.01. Articles of Incorporation. The Articles of Incorporation of the Surviving Company shall be amended at the Effective Time pursuant to the Articles of Merger to read in its entirety as set forth in the Articles of Incorporation of Merger Subsidiary, except that the name of the Surviving Company shall be "Comair Holdings, Inc."

         SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Company until amended in accordance with applicable law.

         SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Company and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Company.


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that, except as set forth in a correspondingly numbered schedule in the Disclosure Schedule to this Agreement delivered to Buyer on the date hereof:

         SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, other than those that could not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the Company's Articles of Incorporation and bylaws as currently in effect.


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         For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole, except that an effect resulting primarily from either of the following shall not be considered when determining if a Material Adverse Effect has occurred:

                  (x) any change (i) in the air transportation industry or market, (ii) in the commuter or regional air transportation industry or market or (iii) in economic conditions generally; provided that nothing in clauses (i), (ii) or (iii) shall include any change which disproportionately affects the Company, including any change that is disproportionate as a result of the type of aircraft operated by the Company; or

                  (y) any action or inaction on the part of Buyer or any affiliate thereof, including in connection with the currently existing commercial arrangements between such persons and the Company.

         SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the following sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of two-thirds of the outstanding Shares, if necessary, is the only vote of the holders of the Company's capital stock necessary to approve the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

          (b) In accordance with Section 4.6(a) of the Stock Purchase Agreement dated June 11, 1986 between Buyer and the Company, the Company has consented to the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company require no action by or in respect of, or filing with, or procurement of any material permit, authorization, consent or approval of, any governmental or regulatory body, agency, official or authority, domestic or foreign, other than

               (i) the filing of the Articles of Merger in accordance with Kentucky Law;

              (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and state securities or "blue sky" laws ("Blue Sky Laws"); and

             (iii) compliance with any applicable requirements of the Exchange Act.

         SECTION 4.04. Non-Contravention. The execution, delivery and perfortions contemplated hereby do not and will not

               (a) contravene or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary;

               (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets;

               (c) require any consent or other action by any Person under, constitute a breach of or a default or an event that with notice, lapse of time or both would constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any note, bond, mortgage, indenture, lease, obligation, agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective properties or assets, or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary;

               (d) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Collective Bargaining Agreement binding upon the Company or any of its Subsidiaries;

               (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary; or

               (f) require any consent or other action by any Person under, constitute a breach of or a default or an event that with notice, lapse of time or both would constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement or contract for the purchase or supply of any aircraft or aircraft engines, including without limitation the following contracts (and any amendments or supplements thereto or purchase orders or letter agreements thereunder): the Canadair Regional Jet Aircraft Division Purchase Agreement dated October 16, 1991 between Bombardier Inc. Canadair Regional Jet Aircraft Division and Target, Inc.; the Bombardier Regional Aircraft Division Purchase Agreement dated November 24, 1997 between Bombardier Inc. Bombardier Regional Aircraft Division and Target, Inc.; the Bombardier Aerospace, Regional Aircraft Purchase Agreement dated September 30, 1998 between Bombardier Inc. Bombardier Regional Aircraft Division and Target, Inc.; and the GE/Comair Maintenance Cost Management Program Agreement No. CF34-1295-083, dated as of October 16, 1995, by and between GE Aircraft Engines, a division of the General Electric Company, and Comair, Inc. (including the master agreement relating thereto).

except, in the case of clauses (c) and (e), for such matters as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value. As of September 30, 1999, there were outstanding 95,526,431 shares of Common Stock, no shares of Preferred Stock and stock options to purchase an aggregate of 5,610,020 shares of Common Stock (of which options to purchase an aggregate of 2,346,814 shares of Common Stock were exercisable). All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. All Shares issuable upon exercise of outstanding stock options have been duly authorized and, upon issuance following payment of the exercise price therefor, will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section and except for changes since September 30, 1999 resulting from the exercise of stock options outstanding on such date, there are outstanding

               (a) no shares of capital stock or other voting securities of the Company,

               (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and

               (c) no options or other rights to acquire from the Company, and noobligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company

(the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, other than those that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing (or the local law equivalent) in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are set forth in Schedule 4.06.

         For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which the Company owns, directly or indirectly, stock, securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions.

         (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding

               (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or

              (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary

(the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities.

         SECTION 4.07.  SEC Filings.  (a) The Company has delivered to Buyer

               (i) the Company's annual reports on Form 10-K for its fiscal years ended March 31, 1999, 1998, and 1997;

              (ii) its quarterly report on Form 10-Q for its fiscal quarter ended June 30, 1999 (the "Company 10-Q");

             (iii) its proxy statement for the 1999 annual meeting of shareholders of the Company, filed with the SEC on June 28, 1999; and

              (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since March 31, 1999.

          (b) As of its filing date, each such report or statement complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act"), as the case may be.

          (c) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.08. Permits; Compliance. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, takeoff and landing authorizations (including "slots" at United States and foreign airports), clearances and orders of any U.S. or foreign governmental entity necessary for the Company or such Subsidiary to operate scheduled domestic and foreign air transportation, and to own, lease and operate its properties and to carry on their respective businesses substantially in the manner described in the Company's annual report on Form 10-K for the fiscal year ended March 31, 1999 (the "Company 10-K") and as it is now being conducted (the "Company Permits").

          (b) All of the Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except such suspensions or cancellations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (c) Neither the Company nor any of its Subsidiaries is in default on or in violation of, (i) any law applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected or (ii) any Company Permits, except for any such defaults or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         SECTION 4.09. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K referred to in
Section 4.07 and in the Company 10-Q fairly present in all material respects, in conformity with U.S. generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 1999 (and the notes thereto) set forth in the Company 10-K and "Balance Sheet Date" means March 31, 1999.

         SECTION 4.10. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 13E-3, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time the Company Proxy Statement, if one is required, or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time the Schedule 13E-3, if one is required, or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement or the Schedule 13E-3, at the time of any distribution thereof and at the time of consummation of the Offer, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

          (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 4.11. Absence of Certain Changes. Since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence, development or state of facts which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary, other than regular, quarterly cash dividends on the Shares not in excess of $0.03 per Share per quarter and having customary record and payment dates;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, any leases or other financing arrangements for equipment, or any foreign currency, hedging, financial derivative or similar transactions, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contribution to or investment in any Person (other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices) or any amendment of the terms of any loan to executive officers or directors;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in U.S. generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

          (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

          (k) any (i) grant of any severance or termination pay to any current or former director, officer, employee or consultant of the Company or any Subsidiary, (ii) increase in benefits payable under any existing Employee Plan, severance or termination pay policies or employment, change in control or consulting agreements, (iii) entering into of any employment, consulting, transaction bonus, change in control, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any Subsidiary, (iv) increase in compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary, other than any such increases payable to employees (other than directors or officers) in the ordinary course of business consistent with past practice or (v) implementation of (or agreement to implement) any new Employee Plan; or

          (l) any cancellation of any licenses, sublicenses, franchises, permits, takeoff or landing authorizations, "slots" or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof, which cancellations or notifications, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

         SECTION 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than as set forth below:

          (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

          (c)   liabilities or obligations under this Agreement; and

          (d) other liabilities or obligations which, individually or in the aggregate, are not material to the financial condition or business of the Company and the Subsidiaries, taken as a whole.

         SECTION 4.13. Litigation. Except as set forth in the Company 10-K, there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company threatened, or any circumstances which are likely to give rise to any such proceedings, against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors thereof (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         SECTION 4.14. Taxes. (a) The Company and its Subsidiaries have timely filed or will file all material Tax returns required by applicable law to be filed by them prior to or as of the Effective Time, and all such Tax returns are, or will be at the time of filing, true and complete in all material respects. The Company and its Subsidiaries have paid, or where payment is not yet due, have established or will establish in accordance with U.S. generally accepted accounting principles, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time. The Company and its Subsidiaries do not own any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

          (b) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any material Taxes or Tax returns of the Company or any of its Subsidiaries and none of them has received a written notice of any proposed deficiency, audit or proceeding with regard to any material Taxes or Tax returns of the Company or any of its Subsidiaries.

          (c) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and have complied in all material respects with all information reporting and backup withholding requirements.

          (d) As used herein, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         SECTION 4.15. ERISA. (a) Schedule 4.15(a) contains a correct and complete list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance, consulting, transaction bonus, change in control or similar contract, plan, arrangement or policy and each other plan, policy or arrangement (written or oral) providing for compensation, fringe benefits, perquisites, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation (whether or not such plan or arrangement is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code")), vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former director, officer, employee or consultant of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability, regardless of whether such contract, plan, arrangement or policy is foreign or domestic (collectively the "Employee Plans"). Copies of each material Employee Plan (and, if applicable, related trust or funding agreements or insurance policies, together with a summarized list thereof) and all material amendments thereto and material written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Employee Plan or trust thereunder and all other documents relating to such Employee Plans will be made available to Buyer promptly after the date hereof.

         For purposes of this Section, "ERISA Affiliate" means any Person which, together with the Company, would be treated as a single employer under
Section 414 of the Code.

          (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof presently sponsors, maintains or contributes to, nor has during the six consecutive years ending on the date hereof sponsored, maintained or contributed to, or agreed to sponsor, maintain or contribute to, any plan subject to Title IV of ERISA, and to the Company's knowledge neither the Company nor any Subsidiary has any liability, actual or contingent, with respect to any such plan.

          (c) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code or designated to qualify as tax exempt under
Section 501(c)(9) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company will make available to Buyer copies of the most recent Internal Revenue Service determination or tax exemption letters with respect to each such

Employee Plan promptly after the date hereof. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E
or 5000 of the Code.

          (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former director, officer, employee or consultant of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

          (e) Except as set forth in the Company 10-K or the Company 10-Q, neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 1999.

          (g) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending prior to the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company's financial statements.

          (h) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no action, suit, investigation, audit or proceeding pending against or involving, or to the knowledge of the Company threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

          (i) Schedule 4.15 lists (i) the aggregate balance of the vested and unvested benefit of each participant under the Company's Deferred Incentive Compensation Plan (the "DC Plan") as of the date hereof and (ii) the aggregate value of the assets held as of October 1, 1999 under the rabbi trust agreement dated October 20, 1995, in respect of the benefit liabilities under the DC Plan. The Company will promptly furnish to Buyer the most recent trust accounting and trustee reports for any grantor trust (including, without limitation, the rabbi trust under the DC Plan) or other funding arrangement from which benefits or payments under either clause
(i) or clause (iii) of this subsection can be made.

          (j) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Affiliates that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or 280G of the Code.

         SECTION 4.16. Compliance with Laws. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for any such violations that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.17. Finders' Fees. Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.18. Environmental Matters. (a) Except as set forth in the Company 10-K:

               (i) no written notice, notification, demand, request for information, citation, summons or order has been received by the Company or any Subsidiary, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person against the Company or any Subsidiary and relating to any Environmental Law;

              (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

             (iii) there are no liabilities of or relating to the Company or any Subsidiary, of any kind whatsoever, whether contingent or fixed, actual or potential, known or unknown, arising under or relating to any Environmental Law, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability; and

              (iv) there has been no environmental investigation, study, or audit conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned or leased by the Company or any Subsidiary.

          (b) For purposes of this Section 4.18, the following terms shall have the meanings set forth below:

         "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

         "Environmental Laws" means any and all federal, state, local and foreign laws, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions, permits, licenses, agreements and governmental restrictions or any agreement or contract with any governmental authority, relating to human health as it relates to hazardous materials, the environment or employee safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive or reactive or otherwise hazardous substances, wastes or materials.

         SECTION 4.19. Assets. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the assets, properties, rights and contracts, including without limitation (as applicable) title or leasehold thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted. All material real property owned or leased by the Company and its Subsidiaries is owned or leased free and clear of all Liens, except for (i) Liens reflected or reserved against in the Balance Sheet or disclosed in the notes thereto, (ii) taxes and general and special assessments not in default and payable without penalty or interest or (iii) Liens that do not materially adversely interfere with any present use of such property.

          (b) All aircraft, engines, spare engines and spare parts owned, leased or in the possession or control of the Company or any of its Subsidiaries are in sound operating condition, normal wear and tear excepted, except for those engines, spare engines and spare parts under repair or overhaul pursuant to the Company's FAA approved maintenance programs. A certificate of airworthiness for each aircraft of the Company and its Subsidiaries has been duly issued pursuant to relevant federal aviation laws and is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith). Each aircraft owned by the Company or a Subsidiary is duly registered in the name of the Company or such Subsidiary in accordance with federal aviation laws, and is not registered under the laws of any other country. Each aircraft used by the Company or a Subsidiary but owned by a third party is duly registered in the name of such third party in accordance with all applicable federal aviation laws and the Company or such Subsidiary is authorized to use such aircraft under all applicable federal aviation laws.

          (c) Schedule 4.19 hereto sets forth a list of (i) all owned and leased aircraft, a description of the type and FAA registration number and manufacturer's serial number of each such aircraft, the date of manufacture of each such aircraft, the date the Company or its Subsidiary placed such aircraft in service, the lease expiration date of such aircraft (in the case of leased aircraft), and a notation as to whether the aircraft (A) is owned or leased; (B) complies with Stage 3 noise level requirements of the Airport Noise and Capacity Act of 1990; and (C) requires refitting or repair to bring it into compliance with any outstanding FAA airworthiness directives; (ii) all aircraft which the Company or any Subsidiary is contractually obligated to purchase or lease and the date the Company or such Subsidiary proposed to place such aircraft in service; and (iii) all unexercised options for aircraft in favor of the Company or its Subsidiaries.

         Schedule 4.19 hereto also contains a list of all airline slots owned or leased by the Company or any of its Subsidiaries, and the terms upon which the Company or its Subsidiaries utilize such slots. No event has occurred which would subject any of such slots to recall by the FAA.

         SECTION 4.20. Labor Matters. (a) Schedule 4.20(a) identifies all collective bargaining agreements (including any side letters, supplemental agreements or memoranda of understanding) covering employees of the Company or its Subsidiaries (collectively, the "Collective Bargaining Agreements"). The Company has provided Buyer with true and complete copies of all Collective Bargaining Agreements. The Company has advised Buyer of all material current oral or written proposals of the Company or any of its Subsidiaries in all ongoing negotiations with representatives of any unions representing pilots, mechanics or flight attendants and all matters on which any tentative agreements have been reached in the course of such negotiations and such description is, as of the date hereof, accurate and complete in all material respects.

          (b) The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except as could not, individually or in the aggregate, reasonably be expected to result in liabilities or payments by the Company and its Subsidiaries that have a Material Adverse Effect. There are no material pending or, to the knowledge of the Company, threatened claims, complaints, charges, investigations, audits or other proceedings or inquiries under or relating to any such applicable laws involving the Company, any Subsidiaries or any of their respective employees, officers or consultants.

          (c) (i) There are no controversies settled since January 1, 1994, pending or, to the best knowledge of the Company, threatened between the Company or any of its Subsidiaries or any of their respective employees, which controversies (A) individually have resulted or could reasonably be expected to result in liabilities or payments (including without limitation payments in settlement) by the Company and its Subsidiaries in excess of $2,500,000 or (B) in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

              (ii) Each of the Company and each of its Subsidiaries has not breached or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and there are no grievances (other than routine individual grievances) outstanding against the Company settled, under any such agreement or contract.

             (iii) To the best knowledge of the Company, there is no petition pending before the National Mediation Board seeking certification of a labor representative with respect to any craft or class of employees of the Company or any of its Subsidiaries.

              (iv) There is no strike, slowdown, work stoppage, labor action or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

          (d) The consent of the labor unions which are a party to the Collective Bargaining Agreements is not required to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

         SECTION 4.21. Material Contracts. (a) From the Balance Sheet Date through the date hereof neither the Company nor any of its Subsidiaries has entered into any contract which, if entered into prior to the Balance Sheet Date, would have been required to be disclosed in the Company 10-K. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in material breach of or default under any such contract or any contract filed as an exhibit (or incorporated by reference as an exhibit) to the Company 10-K which is currently in effect.

          (b) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or binding obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to provide scheduled air transportation service.

         SECTION 4.22. Insurance. Schedule 4.22 sets forth a complete and correct list of all material insurance policies (including premiums, policy limits, deductibles, type of coverage and similar information) providing coverage in favor of the Company or any of its Subsidiaries or any of their respective businesses or properties (including without limitation policies covering aviation, hull, spares, liability, war risk and property damages). With respect to these policies:

               (i) all premiums (other than premiums paid or adjusted on a retrospective basis) with respect to such policies covering all periods up to and including the date hereof have been paid, no written notice of termination, cancellation or reservation of rights has been received with respect to any such policy and, to the knowledge of the Company, each such policy is in full force and effect;

              (ii) since the Balance Sheet Date, each of the Company and each of its Subsidiaries has timely filed claims under such insurance policies with respect to all material matters and occurrences for which it believes it has coverage thereunder; and

             (iii) the Company and its Subsidiaries have complied with the terms of such policies in all material respects.

         SECTION 4.23. Year 2000 Readiness. The Company has conducted a review of each System used in the conduct of the business and operations of the Company and its Subsidiaries to determine whether such System is Year 2000 Ready, and is currently implementing a compliance plan that is intended to result in each System being Year 2000 Ready in all material respects no later than December 31, 1999. Each action to have been taken prior to the date of this Agreement under such plan has been substantially completed and, as of the date of this Agreement, the Company has no knowledge indicating that any action to be taken under such plan after the date of this Agreement will be materially delayed or will fail to accomplish its purpose under the plan. "System" shall mean all software, hardware and firmware, including without limitation any devices with embedded electronics. A system is "Year 2000 Ready" if it is able to accurately process date and time data from, into and between the years 1999 and 2000, and any other year in the 20th and 21st centuries.

         SECTION 4.24. Anti-takeover Statutes. Neither Section 271B.12-210 of the KBCA nor any other "fair price", "moratorium", "control share acquisition", "interested shareholder" or other similar antitakeover statute or regulation enacted under Kentucky

Law, other state laws or federal laws in the United States applicable to the Company or any of its Subsidiaries is applicable to the Offer, the Merger or the other transactions contemplated hereby.


                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company that:

         SECTION 5.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business, other than those that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since the date of its organization, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, or procurement of any material permit, authorization, consent or approval of, any governmental or regulatory body, agency, official or authority, domestic or foreign, other than

               (i) the filing of the Articles of Merger in accordance with Kentucky Law;

              (ii) compliance with any applicable requirements of the HSR Act and Blue Sky Laws; and

             (iii) compliance with any applicable requirements of the Exchange Act.

         SECTION 5.04. Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not

               (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary,

               (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer or Merger Subsidiary or applicable to Buyer or Merger Subsidiary or any of their respective properties or assets, or

               (c) require any consent or other action by any Person under, constitute a default under or an event that with notice, lapse of time or both would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any provision of any notice, bond, mortgage, indenture, lease, obligation, agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, any of their respective assets, or any license, franchise, permit or other similar authorization held by Buyer or Merger Subsidiary, other than any such termination, cancellation, acceleration or loss which, individually or in the aggregate, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated hereby.

         SECTION 5.05. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement (if applicable) and the Schedule 13E-3 (if applicable), at the time the Company Proxy Statement or the Schedule 13E-3, as applicable, or any amendment or supplement to either is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement (if applicable), and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement and the Schedule 13E-3, at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

          (b) The Offer Documents and the Schedule 13E-3, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

         SECTION 5.06. Financing. Buyer has sufficient funds or has access to sufficient funds to permit Buyer to acquire, and Buyer will make such funds available to Merger Subsidiary in order to permit it to acquire, all of the outstanding Shares in the Offer and the Merger.

         SECTION 5.07. Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 6
                           COVENANTS OF THE COMPANY

         SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall and shall cause each of its Subsidiaries to

               (i) conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees,

              (ii) use all reasonable efforts to keep all material property and equipment useful and necessary in its business in good working order and condition,

             (iii) continue, in respect of all aircraft, engines, spare engines and spare parts intended for use in its operations, maintenance programs consistent with past practice (or as otherwise may be required by applicable law), including using reasonable best efforts to keep all such aircraft and engines in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times, and

              (iv) maintain its existing insurance coverage of all types (including but not limited to policies covering aviation, hull, spares, liability, war risk and property damage) in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies.

Without limiting the generality of the foregoing and except as set forth in
Schedule 6.01, from the date hereof until the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

         (a) adopt or propose any change in its organizational documents (including its charter or bylaws);

         (b) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities (other than trade-ins or exchanges of EMB aircraft in connection with the acquisition of CRJ aircraft as permitted under Section 6.01(k) in the ordinary course of business consistent with past practice);

         (c) other than in the ordinary course of business consistent with past practice, make, in one or a series of related transactions, any investment, whether by purchase of stock or securities, contributions to capital (other than to a wholly-owned Subsidiary) or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other Person; provided that notwithstanding the foregoing, the Company shall be permitted in the ordinary course of business to engage in cash management by investing in cash equivalents or otherwise in a manner consistent with the Comair Investment Company Investment Guidelines as listed on Schedule 6.01;

         (d) (i) sell, trade, slide, lease, waive, release, grant or transfer any routes or slots to which the Company or any of its Subsidiaries has a right on the date hereof ; provided, that the Company or any of its Subsidiaries may engage in trades or slides of slots to another carrier in the ordinary course of business consistent with past practice so long as any substitute slot obtained in connection with such trade or slide shall be as similar to the traded slot as possible, including but not limited to, being within the same slot control period and having an equal or better Federal Aviation Administration withdrawal priority number; (ii) use any slot at New York LaGuardia Airport (LGA) or Washington, D.C. Reagan National Airport (DCA) for the provision of essential air service as that term is defined in the Federal Aviation Act; or (iii) fail to use any LGA or DCA slot in accordance with Section 93.227 of the Federal Aviation Regulations, Part 93, Subpart S, as amended, or any successor provision or regulation;

         (e) license (as licensor), dispose of, assign, transfer or encumber any material intellectual property;

         (f) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt (including leases, financings, general airport revenue bonds, special revenue bonds and special facility bonds) in excess of $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice in order to obtain financing in respect of the acquisition of aircraft and engine equipment pursuant to existing lease agreements or arrangements that have been provided to Buyer (including, without limitation, the exercise of existing options);

         (g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or Persons (other than a wholly-owned Subsidiary) which are in excess of $250,000 in the aggregate;

         (h) make any loans to any other Person or Persons (other than a wholly-owned Subsidiary); or

         (i) authorize any new capital expenditures which individually are in excess of $500,000 or in the aggregate are in excess of $10,000,000, in either case other than (1) ordinary course capital expenditures in connection with
(A) engine overhauls; (B) increases in inventory in connection with additions to the Company's regional jet fleet; (C) acquisitions of equity interests in regional jet aircraft pursuant to sale-leaseback transactions on terms consistent with past practice and (2) as otherwise expressly permitted by paragraph (j) or (k) below;

         (j) without Buyer's written consent, acquire, design, construct, lease or otherwise contract for or assume any obligation with respect to current, new or expansion real property, facilities or improvements ("Projects") other than (i) Projects that could not reasonably be expected to have capital costs in excess of $100,000 individually or $500,000 in the aggregate and could not reasonably be expected to have annual rental and maintenance costs in excess of $100,000 individually or $500,000 in the aggregate; (ii) the construction of new headquarters and maintenance facilities near the Greater Cincinnati/Northern Kentucky International Airport as described in Schedule 6.01; and (iii) the Phase I improvements to the Company's passenger facilities at the Greater Cincinnati/Northern Kentucky Airport as described in Schedule 6.01; provided that representatives of Buyer and the Company will meet as soon as practicable after the date hereof (1) to review the status of all Projects covered by clauses (i) through (iii) above (without giving effect to any matters disclosed on Schedule 6.01) that are at such time being implemented and (2) to consider whether alterations to, or the termination of, such Projects or any commitments related thereto are appropriate, taking into account the Company's operational needs and contractual obligations;

         (k) (i) acquire or lease (other than lease financings expressly permitted under Section 6.01(f)) any aircraft other than pursuant to contracts or agreements in effect as of the date hereof; (ii) exercise any options to acquire or lease any aircraft under contracts and agreements in effect as of the date hereof; (iii) enter into, or commit to enter into, any new or agreement with respect to the acquisition or lease of aircraft; (iv) agree or commit to accelerate the delivery of, or agree to materially delay or defer the delivery of, aircraft for which contracts or commitments exist, or exercise any right of substitution of different aircraft models under any contract or arrangement; or (v) operate any aircraft configured with in excess of 70 passenger seats; provided that the Company shall take all reasonable steps to keep Buyer informed regarding the status of all acquisitions or leases or aircraft;

         (l) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, (ii) a regular quarterly dividend not in excess of $0.03 per Share, declared no earlier than January 1, 1999 and only in the event that Buyer has not purchased Shares pursuant to the Offer by such time, or (iii) a dividend of rights to purchase shares of capital stock of the Company pursuant to a stockholders rights plan which, by its terms, shall not apply to the Offer, the Merger or any other transaction contemplated hereby, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its subsidiaries;

         (m) enter into, terminate, cancel, or agree to any material change in, any material license, lease, contract or agreement, including without limitation any marketing, code sharing or other similar agreement with any airline other than Buyer;

        (n) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Subsidiary or any of their Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company, any Subsidiary thereof or any of their Affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of the Company and its Subsidiaries or the business of Buyer and its subsidiaries (assuming the Merger had taken place), in either case taken as a whole;

         (o) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment, consulting, transaction bonus, change in control or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any current or former director, officer, employee or consultant, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate (excluding increases arising pursuant to the Collective Bargaining Agreements as in effect on the date hereof), do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any current or former director, officer, employee or consultant or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

         (p) other than as required by U.S. generally accepted accounting principles, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner, or write off notes or accounts receivable in any material manner;

         (q) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business, consistent with past practices;

         (r) make any federal or material state tax election or settle or compromise any material income tax liability or controversy;

         (s) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures or except as required by U.S. generally accepted accounting principles or Regulation S-X under the Exchange Act;

         (t) other than entering into side letters in respect of issues under existing contracts or agreements with unions representing employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and not relating to pay, benefits, scope of work, successorship, change of control, merger, job protection and seniority integration, enter into or amend, or agree to enter into or amend (in each case without the prior written consent of Buyer), any contract, agreement, or memorandum of understanding with any unions representing employees of the Company or its Subsidiaries; it being understood and agreed that the Company shall take all reasonable steps to keep Buyer informed regarding all material developments with respect to the progress of any negotiations between the Company and its Subsidiaries and any such unions; provided, however that nothing in this Agreement shall prevent the Company from bargaining in good faith with its unions, provided that any proposed agreements are subject to Buyer's written consent in order to become binding on the Company or its Subsidiaries; or

         (u) agree or commit to do any of the foregoing.

         SECTION 6.02. Shareholder Meeting; Proxy Material; Subsequent Determinations. (a) Unless a vote shall not be required under Kentucky Law, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger.

         (b) In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby (subject to fiduciary duties under applicable law) and
(iii) will otherwise comply with all legal requirements applicable to such meeting.

         (c) Except as expressly permitted by this Section 6.02(c), neither the Company's Board nor any committee thereof shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, (ii) modify or qualify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, (iii) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal or (iv) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an Acquisition Proposal (or publicly propose to do any of the foregoing). Notwithstanding the foregoing, in the event that prior to the acceptance of Shares the Company's Board determines in good faith, after it has received a Superior Proposal (as defined below) and after receipt of advice from outside counsel that it must take such action to comply with its fiduciary duties to the Company's shareholders under applicable law, then the Company's Board may (subject to this and the following sentences) inform the Company's shareholders that it no longer believes that the transactions contemplated by this Agreement are advisable and no longer recommends approval of this Agreement and the transactions contemplated hereby (a "Subsequent Determination"), but only (i) at a time that is after the fifth business day following Buyer's receipt of written notice advising Buyer that the Company's Board has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination; (ii) if Buyer does not, within such five business days following receipt of such notice, offer to make such adjustments in the terms and conditions of this Agreement such that the Company's Board by majority vote determines in its good faith judgment (based upon the written advice of a financial advisor of nationally recognized reputation) to be as favorable to the Company's shareholders as such Superior Proposal; and (iii) if the Company has complied with Section 6.04. The Company shall not be permitted to make a Subsequent Determination or enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 10.01 and the fee payable pursuant to Section 11.04 is paid to Buyer.

         For purposes of this Agreement a "Superior Proposal" means any bona fide proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Proposal for a merger or the acquisition of at least a majority of the outstanding Shares which the Company's Board determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including whether, in the good faith judgment of the Company's Board, after obtaining the advice of a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction and whether such Acquisition Proposal is reasonably likely to be completed) and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal.

         SECTION 6.03. Access to Information. (a) From the date hereof until the Effective Time, the Company will, upon reasonable advance notice and at reasonable times, give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during regular business hours to the offices, properties, books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section 6.03 or otherwise shall affect any representation or warranty given by the Company to Buyer or Merger Subsidiary hereunder.

         (b) Information obtained by Buyer pursuant to this Section 6.03 shall be subject to the provisions of the confidentiality agreement between the Company and Buyer, dated September 29, 1999 (the "Confidentiality Agreement"), which remains in full force and effect, but shall terminate upon the acceptance by Buyer for payment pursuant to the Offer of Shares in sufficient number to satisfy the Minimum Condition.

         SECTION 6.04. Other Offers. (a) From and after the date hereof, the Company shall not nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Acquisition Proposal or (ii) participate in any negotiation or discussion regarding any Acquisition Proposal; provided, however, that if at any time prior to the Effective Time the Company's Board determines in good faith, after receipt of advice from outside counsel, that it must provide such information or participate in such negotiations or discussions to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company's Board may, in response to a proposal that it has determined, based on the terms of such proposal, including the proposed consideration per Share, could reasonably be expected to result in a Superior Proposal and that was not solicited by it and that did not otherwise result from a breach of this
Section 6.04, and subject to the Company giving Buyer at least two business days written notice of its intention to do so, (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, provided that a copy of all such information is delivered simultaneously to Buyer, and (y) engage in negotiations regarding such proposal.

         The Company shall promptly notify Buyer orally and in writing of any request for information or of any proposal in connection with an Acquisition Proposal, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the person making such request or proposal. The Company will keep Buyer reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. The Company will immediately cease and terminate any existing solicitation, initiation, encouragement activity, discussion or negotiation with any persons conducted heretofore by it or its representatives with respect to the foregoing.

         (b) The Company (i) agrees not to release any Person (other than Buyer and its Affiliates) from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party and which is related to, or which could affect, an Acquisition Proposal and agrees that Buyer shall be entitled to enforce the Company's rights and remedies under and in connection with such agreements (other than any standstill agreement or similar agreement that is included in any confidentiality agreement referred to in clause (x) of the proviso to Section 6.04(a)) and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement.

         (c) For purposes of this Agreement, "Acquisition Proposal" means a proposal or intended proposal regarding any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Buyer and its subsidiaries acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the outstanding Shares of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) any acquisition or proposed acquisition of, or business combination with, the Company or any of its Subsidiaries, by a merger or other business combination involving a third party (whether or not the Company or any of its Subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of any Subsidiary) of the Company or any of its Subsidiaries for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding Shares on the date of this Agreement.

         SECTION 6.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE 7
                              COVENANTS OF BUYER

         SECTION 7.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Shareholder Meeting.

         SECTION 7.03. Director and Officer Liability. (a) For six years after the Effective Time (and to the extent Buyer has been notified in writing that a third party has made a claim that is the subject of indemnification hereunder before the expiration of such period, for so long thereafter as such claim is not finally adjudicated, settled, time-barred or otherwise subject to an applicable statute of limitations), Buyer will cause the Surviving Company to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of the Company in effect on the date hereof and previously provided to Buyer; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Buyer will cause the Surviving Company to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on the date hereof; provided that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Company to pay premiums in excess of 150% of the amount per annum the Company paid in the fiscal year ended March 31, 1999, which amount has been disclosed to Buyer in writing. Buyer guarantees irrevocably and unconditionally the obligations of the Surviving Corporation under this paragraph (a).

         SECTION 7.04. Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Buyer shall provide or cause to be provided to employees of the Company and its Subsidiaries salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective Time).


                                   ARTICLE 8
                      COVENANTS OF BUYER AND THE COMPANY

         SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that nothing in this Agreement shall obligate Buyer or the Company or any of their respective Affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations of the Company and its Subsidiaries or of Buyer and its subsidiaries, as such businesses or operations are currently conducted.

         SECTION 8.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         Without limiting the foregoing, the Company and Buyer agree to cooperate in the preparation of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (together with any supplements or amendments thereto, the "Merger Schedule 13E-3") and to take all steps necessary to cause the Merger Schedule 13E-3 to be filed with the SEC substantially concurrently with the Company Proxy Statement and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

         SECTION 8.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby.

         SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.


                                   ARTICLE 9
                           CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) if required by Kentucky Law, this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with such law;

         (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

         (d) Merger Subsidiary shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.


                                  ARTICLE 10
                                  TERMINATION

         SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the shareholders of the Company):

         (a) by mutual written consent of the Company and Buyer;

         (b) by either the Company or Buyer, if:

               (i) the Offer has not been consummated on or before April 30, 2000; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

              (ii) there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer, Merger Subsidiary or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

         (c)   by Buyer, if:

               (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, any letter of intent, agreement in principle, acquisition agreement or any other agreement relating to an Acquisition Proposal;

              (ii) if the Company's Board or any committee thereof shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, this Agreement or any of the transactions contemplated thereby, (y) modify or qualify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (or publicly propose to do any of the foregoing); or

             (iii) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex I hereto, Buyer shall have (A) failed to commence the Offer within five business days following the date of this Agreement or (B) terminated the Offer without having accepted any Shares for payment thereunder; provided that the right to terminate this Agreement under either clause (A) or clause (B) above shall not be available to Buyer if Buyer's breach of any provision of this Agreement results in the failure of the Offer to be commenced or consummated;

         (d) by the Company, in the event that prior to the Effective Time
(i) the Company's Board determines in good faith, in response to an unsolicited Superior Proposal and after receipt of advice from outside counsel, that it must terminate this Agreement in order to comply with its fiduciary duties to the Company's shareholders under applicable law and (ii) the Company has complied with the requirements of Sections 6.02(c) and 6.04 with respect to such Superior Proposal; provided that termination pursuant to this clause (d) shall not be effective until payment of the fee specified in
Section 11.04; or

         (e) by the Company, if (i) Buyer shall have failed to commence the Offer within five business days following the date of this Agreement or (ii) Buyer shall have terminated the Offer without having accepted any Shares for payment thereunder; provided that the right to terminate this Agreement under either clause (i) or clause (ii) above shall not be available to the Company if (A) the Company's breach of any provision of this Agreement results in the failure of the Offer to be commenced or consummated or (B) such failure to so commence the Offer or to accept Shares for payment shall have resulted from the failure of any of the conditions specified in paragraphs (e), (h) and (i) of Annex I to be satisfied.

The party desiring to terminate this Agreement pursuant to clauses (b), (c),
(d) or (e) shall give written notice of such termination to the other party in accordance with Section 11.01.

The parties agree that notwithstanding the fact that the Company may have terminated this Agreement pursuant to this Section 10.01(e), in the event that as of the date of such termination, Buyer would otherwise have been entitled to terminate this Agreement pursuant to Section 10.01, then for the purposes of Section 11.04 only this Agreement shall be deemed to have been so terminated by Buyer pursuant to the applicable provisions of Section 10.01.

         SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for wilful breach of this Agreement. The agreements contained in Sections 10.02, 11.04, 11.06 and 11.08 shall survive the termination hereof.


                                  ARTICLE 11
                                 MISCELLANEOUS

         SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer or Merger
                  Subsidiary, to:         Delta Air Lines, Inc.
                                          1030 Delta Boulevard
                                          Atlanta, GA 20706
                                          Facsimile: (404) 715-1657
                                          Att: Robert S. Harkey


                  with copies to:         Davis Polk & Wardwell
                                          450 Lexington Avenue
                                          New York, NY 10017
                                          Facsimile: (212) 450-4800
                                          Att: Joseph Rinaldi


           if to the Company, to:         Comair Holdings, Inc.
                                          Greater Cincinnati/ Northern Kentucky
                                              International Airport
                                          Cincinnati, OH 45275
                                          Facsimile: (606) 767-2278
                                          Att: President
                  with a copy to:         Shearman & Sterling
                                          599 Lexington Avenue
                                          New York, NY 10022
                                          Facsimile: (212) 848-7179
                                          Att: Peter D. Lyons

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 7.03, 10.02, 11.04, 11.06, 11.07 and 11.08.

         SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement and approval of the Merger by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change the amount or kind of consideration to be received in exchange for the Shares; provided further that after the acceptance for payment pursuant to the Offer of any Shares, no such amendment or waiver shall, without the further approval of a majority of the Independent Directors (if any Independent Directors are on the Company's Board at such time), alter or change the amount or kind of consideration to be received in exchange for any Shares, any term of the Articles of Incorporation of the Surviving Company or any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any Shares.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 11.04. Fees and Expenses. (a) Except as provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         (b) The Company agrees to pay Buyer in immediately available funds a termination fee of $50,000,000 if:

               (i) this Agreement is terminated by Buyer pursuant to Section 10.01(c)(i) or (ii);

              (ii) this Agreement is terminated by the Company pursuant to
         Section 10.01(d); or

             (iii) any Person (A) shall have become the beneficial owner of more than 20% of the then outstanding Shares (an "Acquiring Person") or
         (B) shall have commenced, proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 20% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any Person beneficially owning 20% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the per Share amount of consideration to be paid in the Offer (a "Competing Proposal") and, in the case of either (A) or (B) above, (w) the Offer shall have commenced and remained open for at least 20 business days, (x) the Minimum Condition shall not have been satisfied, (y) this Agreement shall have been terminated pursuant to Section 10.01 (other than subsections (a), (b)(ii),
         (c)(i), (c)(ii), or (d)) and (z) either (1) such Competing Proposal shall be consummated or a transaction of the type referred to in clause (B) above shall be consummated with an Acquiring Person, in either case within 12 months following the date of termination of this Agreement or (2) the Company shall enter into an agreement for such Competing Proposal or transaction within such 12 month period and such Competing Proposal or transaction shall be subsequently consummated.

         With respect to the circumstances described in subsections (b)(i) and
(ii) of this Section 11.04, such fees shall be paid promptly upon the date of termination of this Agreement, if not otherwise required to be paid at an earlier time by any other provision of this Agreement, and the fee payable pursuant to subsection (b)(iii) hereof shall be paid promptly upon the date of consummation of the relevant transaction unless such fee has previously been paid pursuant to subsection (b)(i) or (b)(ii) of this Section 11.04.

          (c) The Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the

Company fails to promptly pay any amount due pursuant to this Section and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the fee set forth in this Section, the Company shall also pay to Buyer its reasonable costs and expenses incurred in connection with such litigation, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

         SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer or Merger Subsidiary of its obligations hereunder or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Any other purported assignment, delegation or transfer shall be null and void.

         SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky, except the conflicts of laws provisions thereof.

         SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the Commonwealth of Kentucky or any Kentucky state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 11.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof.

         SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the Commonwealth of Kentucky or any Kentucky state court, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 11.14. Definitions. Each of the following terms is defined in the Section set forth opposite such term:


Term                                                               Section

Acquisition Proposal                                               6.04(c)
Associate                                                          1.03(a)
Affiliate                                                          1.01(a)

Term                                                               Section

Articles of Merger                                                 2.01(b)
Balance Sheet                                                      4.09
Balance Sheet Date                                                 4.09
Blue Sky Laws                                                      4.03
Buyer                                                              Recitals
Code                                                               4.15
Collective Bargaining Agreements                                   4.20(a)
Company                                                            Recitals
Company Disclosure Documents                                       4.10(a)
Company Permits                                                    4.08(a)
Company Proxy Statement                                            4.10(a)
Company Securities                                                 4.05
Company Shareholder Meeting                                        6.02
Company Stock Option Plans                                         2.05(a)
Company 10-K                                                       4.08(a)
Company 10-Q                                                       4.07(a)(iii)
Company's Board                                                    Recitals
Competing Proposal                                                 11.04(b)(iii)
Confidentiality Agreement                                          6.03(b)
Dissenting Shares                                                  2.04(a)
DOT                                                                4.03
Effective Time                                                     2.01(b)
Employee Plans                                                     4.15(a)
Environmental Laws                                                 4.18(b)
ERISA                                                              4.15(a)
ERISA Affiliate                                                    4.15(a)
Exchange Act                                                       1.03(b)
Exchange Agent                                                     2.03(a)
FAA                                                                4.03
HSR Act                                                            4.03
Independent Directors                                              1.03(a)
Kentucky Law                                                       1.02(a)
KBCA                                                               1.02(a)
Lien                                                               4.04
Material Adverse Effect                                            4.01
Merger                                                             2.01(a)
Merger Consideration                                               2.01(a)
Merger Schedule 13E-3                                              8.02
Merger Subsidiary                                                  Recitals
Minimum Condition                                                  1.01(a)
Offer                                                              1.01(a)

Term                                                               Section

Offer Documents                                                    1.01(b)
Option                                                             2.05(a)
Person                                                             1.01(a)
Schedule 13E-3                                                     1.01(b)
Schedule 14D-1                                                     1.01(b)
Schedule 14D-9                                                     1.02(b)
SEC                                                                1.01(a)
Shares                                                             Recitals
Subsequent Determination                                           6.02(c)
Subsidiary                                                         4.06(a)
Subsidiary Securities                                              4.06(b)(ii)
Superior Proposal                                                  6.02(c)
Surviving Company                                                  2.01(a)
System                                                             4.23
Taxes                                                              4.14
Year 2000 Ready                                                    4.23

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 COMAIR HOLDINGS, INC.


                                 By: /s/ David R. Mueller
                                    --------------------------------------------
                                    Name:  David R. Mueller
         `                          Title: Chairman and Chief Executive Officer


                                 DELTA AIR LINES, INC.


                                 By: /s/ Edward H. West
                                    --------------------------------------------
                                    Name:  Edward H. West
         `                          Title: Executive Vice President and Chief
                                           Financial Officer


                                 ENTUCKY SUB, INC.


                                 By:  /s/ M. Michele Burns
                                    --------------------------------------------
                                    Name:  M. Michele Burns
         `                          Title: Vice President and Treasurer

                                                                         ANNEX I


         Notwithstanding any other provision of the Offer, Buyer and Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if:

         (x) the Minimum Condition (as defined in this Agreement) has not been satisfied by the expiration date of the Offer,

         (y) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, or

         (z) at any time on or after the date of this Agreement and prior to the expiration date of the Offer, any of the following conditions exist:

          (a) there shall be instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign,

               (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger,

              (ii) seeking to restrain, prohibit or terminate the Company's or, as a result of the transactions contemplated by this Agreement, Buyer's ownership, operation or lease (or that of their respective subsidiaries or Affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Buyer and its subsidiaries, as the case may be, or to compel the Company or, as a result of the transactions contemplated by this Agreement, Buyer or any of their respective subsidiaries or Affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and the Subsidiaries or of Buyer and its subsidiaries, as the case may be,

             (iii) seeking to impose limitations on the ability of Buyer or any of its subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or Affiliates on all matters properly presented to the Company's shareholders,

              (iv) seeking to require divestiture by Buyer or any of its subsidiaries or Affiliates of any Shares, or

               (v) that otherwise could reasonably be expected to have a Material Adverse Effect (as defined in this Agreement); or

         (b) there shall be in effect any judgment, decree or order of any court or governmental authority or agency, domestic or foreign, or any other legal restraint,

               (i) which makes illegal, delays materially or otherwise restrains or prohibits the Offer, the acceptance for payment of or payment for some or all of the Shares pursuant to the Offer or the consummation of the Merger, or imposes material damages in connection with the transactions contemplated by the Offer or the Merger,

              (ii) which restrains, prohibits or terminates the Company's or, as a result of the transactions contemplated by this Agreement, Buyer's ownership, operation or lease (or that of their respective subsidiaries or Affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Buyer and its subsidiaries, as the case may be, or which compels the Company or, as a result of the transactions contemplated by this Agreement, Buyer or any of their respective subsidiaries or Affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and the Subsidiaries or of Buyer and its subsidiaries, as the case may be,

             (iii) which imposes limitations on the ability of Buyer or any of its subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or Affiliates on all matters properly presented to the Company's shareholders,

              (iv) which requires divestiture by Buyer or any of its subsidiaries or Affiliates of any Shares,

               (v) that otherwise could reasonably be expected to have a Material Adverse Effect; or

         (c) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

         (d) there has been any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect (as defined in this Agreement); or

         (e) the Company or any of its Subsidiaries shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall not be true in any material respect when made or at any time prior to the expiration of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue in any material respect as of such date); or

         (f) the Company or any of its Subsidiaries shall have entered into or amended, or agreed to enter into or amend, any Collective Bargaining Agreement that (i) contains any new or amended provision concerning scope of work, successorship, change of control, job protection or seniority integration that in the judgment of Buyer would adversely affect the Offer, the Merger or the other transactions contemplated by this Agreement or (ii) grants any increases in compensation or contains any new or amended provision concerning employee benefits, other than entering into side letters in respect of issues under existing contracts or agreements with unions representing employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and not relating to pay, benefits, scope of work, successorship, change of control, merger, job protection and seniority integration; or

         (g) the Company or any of its Subsidiaries shall have been notified by the National Mediation Board, pursuant to Section 5, First of the Railway Labor Act (45 U.S.C. ss.155, First), that the National Mediation Board's mediatory efforts have failed, thereby commencing the thirty-day period after which self-help would be permitted; or the National Mediation Board shall have publicly stated that it intends or plans to issue a notification to the Company on or about a specified date; or

         (h) the Company shall have entered into, or shall have publicly announced its intention to enter into, any letter of intent, agreement in principle, acquisition agreement or any other agreement relating to an Acquisition Proposal; or

         (i) the Company's Board or any committee thereof shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, (y) modify or qualify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (or publicly propose to do any of the foregoing); or

         (j) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Buyer and its Subsidiaries shall have acquired beneficial ownership of more than 20% of the outstanding Shares; or

         (k) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), any declaration of a banking moratorium by Federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any material limitation by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (l) this Agreement shall have been terminated in accordance with its terms;

which, in the judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Buyer and Merger Subsidiary and may, subject to the terms of this Agreement, be waived by Buyer and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.